As filed with the Securities and Exchange Commission on June 12, 2009
Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PRECISION DRILLING TRUST
(Exact name of registrant as specified in its charter)

Alberta, Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
4200, 150-6th Avenue S.W., Calgary, Alberta, Canada T2P 3Y7
(Address of Principal Executive Offices)
PRECISION DRILLING TRUST
EMPLOYEE TRUST UNIT OPTION PLAN
(Full title of the plan)
Precision Drilling Trust
c/o CT Corporation System
350 North St. Paul Street, Dallas, Texas 75201, (214) 979-1172
(Name, address, telephone number, including area code, of agent for service)
COPIES TO:

Joanne Alexander	Robert F. Gray, Jr.	William S. Osler
Precision Drilling Trust	William S. Moss III	Bennett Jones LLP
4200, 150-6th Avenue S.W.	Mayer Brown LLP	4500 Bankers Hall East
Calgary, Alberta, Canada	700 Louisiana Street, Suite 3400	855 2nd Street SW
T2P 3Y7	Houston, Texas 77002	Calgary, Alberta, Canada
(403) 716-4636	(713) 238-3000	T2P 4K7
Fax: (403) 206-2506	Fax: (713) 238-4600	(403) 298-3100
Fax: (403) 265-7219
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
		maximum	aggregate	Amount of
	Amount to be	offering price	offering	Registration
Title of securities to be registered	registered (1)	per share (2)	price	fee (2)
Trust Units	10,303,253	$5.86	$60,377,063	$3,369.04

(1)	Includes an indeterminate number of additional shares of the registrant’s trust units (the “Trust Units”) that may be issued to adjust the number of units issued pursuant to the plan described herein as a result of any future unit split, unit dividend or similar adjustment of the registrant’s outstanding Trust Units.

(2)	Pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, (the “Securities Act”) the proposed maximum aggregate offering price and the registration fee are based on the average of the high and low prices per share of the registrant’s Trust Units reported on the New York Stock Exchange on June 9, 2009.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Item 1. Plan Information
     The documents containing information specified in Part I of Form S-8 will be sent or given to participants under the Precision Drilling Trust Employee Trust Unit Option Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. Those documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
     Item 2. Registrant Information and Employee Plan Annual Information
     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Plan are available without charge by contacting:
Precision Drilling Trust
10370 Richmond Avenue,
Suite 600
Houston, Texas 77042
(713) 435-6100
Attention: Investor Relations
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     Item 3. Incorporation of Documents by Reference
     The following documents filed by Precision Drilling Trust (the “Trust”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference in this registration statement:
1. Annual Report on Form 40-F for the fiscal year ended December 31, 2008, which contains the Trust’s audited financial statements for the fiscal year ended December 31, 2008;

2. All other reports filed by the Trust under Section 13(a) or 15(d) of the Exchange Act since December 31, 2008; and
3. The description of the Trust Units contained in the Trust’s registration statement on Form 8-A under the Exchange Act, as filed with the Commission on November 4, 2005, including any amendment or report filed for the purpose of amending such description.
     In addition, all reports and documents filed by the Trust under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement, and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in, and to be part of, this registration statement from the filing date of each such report and document. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     Item 4. Description of Securities
     Not Applicable.
     Item 5. Interests of Named Experts and Counsel
     Not Applicable.
     Item 6. Indemnification of Directors and Officers
     Under the Trust’s Declaration of Trust, each trustee of the Trust, each former trustee of the Trust, each officer of the Trust and each former officer of the Trust shall be entitled to be and shall be indemnified and reimbursed out of the assets of the Trust in respect of any and all taxes, penalties or interest in respect of unpaid taxes or other governmental charges imposed upon the trustee or officer in consequence of such person’s performance of such person’s duties under the Declaration of Trust and in respect of any and all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred in respect of any civil, criminal or administrative action or proceeding to which the trustee, former trustee, officer or former officer is made a party by reason of being or having been a trustee or officer of the Trust or, at the request of the Trust, a director, trustee or officer of any affiliate of the Trust; provided that a trustee, former trustee, officer or former officer shall not be indemnified out of the assets of the Trust in respect of unpaid taxes or other governmental charges or in respect of such costs, charges and expenses that arise out of or as a result or in the course of his or her failure to act honestly and in good faith with a view to the best interests of the Trust, or out of or as a result of or in the course of his or her failure to exercise that degree of care, diligence or skill that a reasonably prudent person would exercise in comparable circumstances or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, where such person did not have reasonable grounds for believing that his or her conduct was lawful. A trustee, former trustee, officer or former officer shall not be entitled to satisfy any right of indemnity or reimbursement granted under the Declaration of Trust, or otherwise existing under law, except out of the assets of the Trust, and no holder of trust units or other trustee or officer shall be personally liable to any person with respect to any claim for such indemnity or reimbursement as aforesaid.
     Pursuant to the administration agreement between the Trust and Precision Drilling Corporation (“Precision”), Precision and any person who is serving or shall have served as a director, officer or employee of Precision shall be indemnified and saved harmless by the Trust (in each case in relation to services provided in respect of or for the benefit of such party) from and against all losses, claims, damages, liabilities, obligations, costs and expenses (including judgments, fines, penalties, amounts paid in settlement and counsel and accountants’ fees) of whatsoever kind and nature incurred by, borne by or asserted against any of such indemnified parties in any way arising from or related in any manner to the administration agreement or the provision of services thereunder, unless such indemnified party is found liable for or guilty of fraud, willful default or gross negligence.
     Under the Business Corporations Act (Alberta) (the “ABCA”), Precision may indemnify a present or former director or officer or a person who acts or acted at Precision’s request as a director or officer of a body corporate of which Precision is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Precision or that body corporate, if the director or officer acted honestly and in good faith with a view to the best interests of Precision, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from Precision as a matter of right if he or she was substantially successful on the merits in the person’s defense of the action or proceeding, fulfilled the conditions set forth above, and is fairly and reasonably entitled to indemnify.
     The by-laws of Precision provide that, subject to the limitations contained in the ABCA, Precision shall indemnify a director or officer, a former director or officer, or a person who acts or acted at Precision’s request as a director or officer of a body corporate of which Precision is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of Precision or any such body corporate), and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Precision or such body corporate, if he or she acted honestly and in good faith with a view to the best interests of Precision; and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.
     The by-laws of Precision provide that Precision may, subject to the limitations contained in the ABCA, purchase and maintain such insurance for the benefit of its directors and officers as such, as the board of directors of Precision may from time to time determine.
     Item 7. Exemption from Registration Claimed
     Not Applicable.
     Item 8. Exhibits

EXHIBIT	DESCRIPTION
4.1	Declaration of Trust of Precision Drilling Trust, dated September 22, 2005 (included as part of the Form 8-A filed with the Commission on November 4, 2005 and incorporated by reference herein)

4.2	Precision Drilling Trust Employee Trust Unit Option Plan

5.1	Opinion of Bennett Jones LLP regarding the legality of the Trust Units

23.1	Consent of KPMG LLP

23.2	Consent of Bennett Jones LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)
     Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant’s Declaration of Trust, by contract, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on the 12th day of June, 2009.

PRECISION DRILLING TRUST, by its administrator, Precision Drilling Corporation
By:	/s/ Douglas J. Strong
Douglas J. Strong
Chief Financial Officer, Precision Drilling Corporation

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints each of Douglas J. Strong and Kenneth J. Haddad his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     This Power and Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin A. Neveu Kevin A. Neveu	Chief Executive Officer, Precision Drilling Corporation	June 12, 2009

/s/ Douglas J. Strong Douglas J. Strong	Chief Financial Officer, Precision Drilling Corporation	June 12, 2009

/s/ Leonard C. Gambles Leonard C. Gambles	Chief Accounting Officer, Precision Drilling Corporation	June 12, 2009

/s/ Robert J.S. Gibson Robert J.S. Gibson	Trustee	June 12, 2009

/s/ Allen R. Hagerman Allen R. Hagerman, FCA	Trustee	June 12, 2009

/s/ Patrick M. Murray Patrick M. Murray	Trustee	June 12, 2009

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Precision Drilling Trust in the United States on June 12, 2009 in Houston, Texas.

Precision Drilling Corporation (Authorized Representative)
By:	/s/ Kenneth J. Haddad
Kenneth J. Haddad
Vice President, Business Development

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION
4.1	Declaration of Trust of Precision Drilling Trust, dated September 22, 2005 (included as part of the Form 8-A filed with the Commission on November 4, 2005 and incorporated by reference herein)

4.2	Precision Drilling Trust Employee Trust Unit Option Plan

5.1	Opinion of Bennett Jones LLP regarding the legality of the Trust Units

23.1	Consent of KPMG LLP

23.2	Consent of Bennett Jones LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)